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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Dean Foods Company

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[DEAN LETTERHEAD]
May 7, 2007
Dear Fellow Dean Foods Shareholder:
The Board of Directors is asking shareholders to approve our 2007 Equity Incentive Plan at our annual shareholders meeting on May 18, 2007. We strongly believe that the Plan is essential to our continuing efforts to build shareholder value.
As you will see from the presentation:
Our equity awards foster an ownership culture and are a critical tool for driving shareholder value and for recruiting, retaining and motivating employees.
The terms of our annual equity awards are designed to align the interests of our employees with the interests of our shareholders.
If our shareholders do not approve the Plan, we will be unable to use equity as part of our compensation program, compromising our ability to continue to build the New Dean Foods and enhance shareholder value.
Please support our efforts to build shareholder value by voting FOR approval of the Plan, as well as by following the Board’s voting recommendations on the other agenda items. Thank you.
Sincerely,
/s/Gregg L. Engles
Gregg L. Engles
Chairman of the Board and
Chief Executive Officer

Dean Foods Company Request for Support of 2007 Equity Incentive Plan May, 2007

Asking for your support in approving a New Equity Incentive Plan Shares available under our existing plans are now less than the number of shares necessary for one year's grant New plan request is for 6 million shares If new plan is approved, roughly 9.5 million shares will be available for issuance of equity awards The new plan would provide sufficient shares for grants to be made for at least two more years consistent with past practices

Dean has consistently rewarded shareholders with superior returns 26% compound annual growth rate (CAGR) since 1996 IPO TreeHouse Foods spin-off $15 Special Cash Dividend Dean's equity incentive plans have been a very important element in recruiting and retaining top talent and aligning their interests with shareholders Our equity grant practices are shareholder friendly If the new equity incentive plan is not approved, Dean could be forced to pay all compensation in cash, losing the ability to align employee and shareholder interests Why support the 2007 stock incentive plan

Dean Foods has consistently rewarded shareholders with superior returns *Source: Bloomberg as of 4/30/2007. Share price appreciation reflects stock-split adjusted price and Treehouse spin-off **Source: Mercer Human Resources Consulting, see Compensation Discussion and Analysis section of our 2007 Proxy Statement for list of peer companies 11 Year CAGR* = 26% 1996 2007 Total Shareholder Return Dean Foods Vs Peers** As of December 31, 2006 Peer Group 3 Year Annualized TSR 5-Year Annualized TSR Dean 14.7% 16.9% 75th Percentile 11.3% 9.3% Median 9.6% 6.8% 25th Percentile 5.6% 4.5%

*Through 12/31/2006, adjusted for stock splits. 1999 includes shares repurchased in previous years. Dean Foods has consistently returned value to shareholders through repurchasing over 80 Million Shares Millions of shares Cumulative shares repurchased

Dean's equity incentive plans have been a very important element in recruiting and retaining top talent and aligning management interests with shareholders Recent Hires - Building the New Dean Joe Scalzo, CEO WhiteWave Foods Jack Callahan, CFO Dean Foods Harrald Kroeker, COO Dairy Group Brad Holcomb, CPO Dean Foods Blaine McPeak, President Horizon Organic Debbie Carosella, SVP Innovation Dean Foods Rachel Cullen, COO Ice Cream

Equity grant practices are shareholder friendly Strong pay-for-performance orientation - grants are made by measuring total shareholder return over a three year period against peer group 75th percentile or above performance - Awards capped at 75th percentile Median performance - Median awards 25th percentile performance - Awards at 25th percentile 3 year vesting schedule for options and 5 year vesting schedule for restricted share units

Burn rates are higher for companies with significant buybacks Burn rate is calculated as the total number of equity awards (in the form of stock awards and stock options) granted in any given year divided by the number of common shares outstanding Dean has repurchased over 80 million shares in the last 10 years, 40 million in the last three years alone. Thus, the burn rate is artificially high due to return of value to shareholders through buybacks Excluding repurchases completed in the last three years, 3 year average burn rate is 2.8%, well in line with industry burn rates Based on historical grant practices, estimated 2007-2008 burn rate would also be well in line with industry burn rates* 2004 2005 2006 Average Dean Foods Burn Rate - Unadjusted 2.96% 3.29% 3.70% 3.32% Dean Foods Burn Rate - Adjusted for Buybacks 2.79% 2.72% 2.85% 2.79% Estimated 2007- 2008 burn rate at historical grant levels 2.5 - 2.8% * Assumes 3.5 to 4.0 million shares granted to employees, directors and new hires, approximately 140 million outstanding

Options Outstanding* Weighted Average Exercise Price* Top 10 Management Option Holdings 11,522,274 $15.35 Board of Directors Holdings 1,950,246 $12.93 Total Options Outstanding 22,516,265 $15.71 Propensity of management to hold on to vested options aligns management with shareholders, but increases overhang *As of December 31, 2006, adjusted for the special cash dividend paid on April 2, 2007. The information presented excludes 1,240,165 restricted stock units also outstanding as of December 31, 2006.

Please support our efforts to build shareholder value by voting FOR approval of our new Equity Incentive Plan, as well as by following the Board's voting recommendations on the other agenda items. Thank you.